Exhibit 99.1

United Rentals, Inc.
100 First Stamford Place
Suite 700
Stamford, CT 06902
Telephone: 203 622 3131
Fax: 203 622 6080
unitedrentals.com
United Rentals Announces First Quarter 2018 Results and
New $1.25 Billion Share Repurchase Program

STAMFORD, Conn. – April 18, 2018 – United Rentals, Inc. (NYSE: URI) today announced financial results for the first quarter 20181. Total revenue was $1.734 billion and rental revenue was $1.459 billion for the first quarter, compared with $1.356 billion and $1.166 billion, respectively, for the same period last year. On a GAAP basis, the company reported first quarter net income of $183 million, or $2.15 per diluted share, compared with $109 million, or $1.27 per diluted share, for the same period last year. The first quarter of 2018 includes a net income benefit associated with the Tax Cuts and Jobs Act (the “Tax Act”) that was enacted in December 2017. The Tax Act reduced the U.S. federal corporate statutory tax rate from 35% to 21%, which contributed an estimated $0.37 to earnings per diluted share for the first quarter 20182.

Adjusted EPS3 for the quarter was $2.87 per diluted share, compared with $1.63 per diluted share for the same period last year. The reduction in the tax rate discussed above contributed an estimated $0.50 to adjusted EPS for the first quarter 20182. Adjusted EBITDA3 was $780 million and adjusted EBITDA margin3 was 45.0%, reflecting increases of $189 million and 140 basis points, respectively, from the same period last year.
First Quarter 2018 Highlights

•
Rental revenue[4] increased 25.1% year-over-year. Within rental revenue, owned equipment rental revenue increased 25.4%, reflecting increases of 26.1% in the volume of equipment on rent and 1.9% in rental rates.

•	Pro forma[1] rental revenue increased 9.9% year-over-year, reflecting growth of 6.8% in the volume of equipment on rent and a 2.7% increase in rental rates.

•
Time utilization decreased 80 basis points year-over-year to 65.2%, largely reflecting the impact of the NES and Neff acquisitions. On a pro forma basis, time utilization decreased 20 basis points year-over-year.

•
The company’s Trench, Power and Pump specialty segment's rental revenue increased by 36.5% year-over-year, primarily on a same store basis, while the segment’s rental gross margin improved by 170 basis points to 46.1%.

_______________

1.
The company completed the acquisitions of NES Rentals Holdings II, Inc. (“NES”) and Neff Corporation ("Neff") in April 2017 and October 2017, respectively. NES and Neff are included in the company's results subsequent to the acquisition dates. Pro forma results reflect the combination of United Rentals, NES and Neff for all periods presented.

2.	The estimated contribution of the Tax Act was calculated by applying the percentage point tax rate reduction to U.S. pretax income and the pretax adjustments reflected in adjusted EPS.

3.
Adjusted EPS (earnings per share) and adjusted EBITDA (earnings before interest, taxes, depreciation and amortization) are non-GAAP measures that exclude the impact of the items noted in the tables below. See the tables below for amounts and reconciliations to the most comparable GAAP measures. Adjusted EBITDA margin represents adjusted EBITDA divided by total revenue.

4.	Rental revenue includes owned equipment rental revenue, re-rent revenue and ancillary revenue.

•
The company generated $181 million of proceeds from used equipment sales at a GAAP gross margin of 40.9% and an adjusted gross margin of 54.1%, compared with $106 million at a GAAP gross margin of 43.4% and an adjusted gross margin of 50.9% for the same period last year. The year-over-year increase in used equipment sales primarily reflects i) increased volume, driven by a significantly larger fleet size, in a strong used equipment market and ii) the timing impact of earlier recognition of certain sales in 2018.[5]

CEO Comments
Michael Kneeland, chief executive officer of United Rentals, said, "We reported a good start to the year, with both rates and volumes benefiting from broad-based demand. Our Specialty segment continued to outperform, aided by strong market growth and cross-selling opportunities, and trends remained positive in Canada. We’re also pleased with the progress the team has made integrating Neff, where we remain on-track to deliver our 2018 synergies goals. Combined, we are well positioned for the seasonal upturn in customer activity."
Kneeland continued, "Our confidence extends to both our immediate operating environment and the durability of the cycle. Virtually all indicators point to market growth, which supports our reaffirming our outlook for the year. We’re also pleased to announce that our Board of Directors has authorized a new $1.25 billion share repurchase program to commence when the current program is complete. We remain focused on maximizing our value given the strength of our cash flows and capital structure."
2018 Outlook
The company has reaffirmed the following full year outlook:

Total revenue	$7.3 billion to $7.6 billion
Adjusted EBITDA[6]	$3.60 billion to $3.75 billion
Net rental capital expenditures after gross purchases	$1.2 billion to $1.35 billion, after gross purchases of $1.8 billion to $1.95 billion
Net cash provided by operating activities	$2.625 billion to $2.825 billion
Free cash flow[7] (excluding the impact of merger and restructuring related payments)	$1.3 billion to $1.4 billion
Free Cash Flow and Fleet Size
For the first three months of 2018, net cash provided by operating activities was $642 million, and free cash flow was $516 million after total rental and non-rental gross capital expenditures of $313 million. For the first three months of 2017, net cash provided by operating activities was $622 million, and free cash flow was $490 million after total rental and non-rental gross capital expenditures of $241 million. Free cash flow for the first three months of 2018 and 2017 included aggregate merger and restructuring related payments of $10 million and $2 million, respectively.
The size of the rental fleet was $11.39 billion of OEC at March 31, 2018, compared with $11.51 billion at December 31, 2017. The age of the rental fleet was 47.5 months on an OEC-weighted basis at March 31, 2018, compared with 47.0 months at December 31, 2017.
_______________

5.
Used equipment sales adjusted gross margin excludes the impact of the fair value mark-up of acquired RSC, NES and Neff fleet that was sold. As a result of the 2018 adoption of Accounting Standards Codification (“ASC”) Topic 606, “Revenue from Contracts with Customers”, used equipment sales in the first quarter of 2018 included $44 million that would have been recognized later in 2018 (with no impact on annual revenue) under the 2017 accounting rules.

6.	Information reconciling forward-looking adjusted EBITDA to the comparable GAAP financial measures is unavailable to the company without unreasonable effort, as discussed below.

7.	Free cash flow is a non-GAAP measure. See the table below for amounts and a reconciliation to the most comparable GAAP measure.

Return on Invested Capital (ROIC)
ROIC was 9.4% for the 12 months ended March 31, 2018, compared with 8.4% for the 12 months ended March 31, 2017. The company’s ROIC metric uses after-tax operating income for the trailing 12 months divided by average stockholders’ equity, debt and deferred taxes, net of average cash. To mitigate the volatility related to fluctuations in the company’s tax rate from period to period, the U.S. federal corporate statutory tax rates of 21% and 35% for 2018 and 2017, respectively, were used to calculate after-tax operating income.
The company expects ROIC to materially increase due to the reduced tax rates following the enactment of the Tax Act, but, because the trailing 12 months are used for the ROIC calculation, the full impact will not be reflected until one year after the lower tax rates became effective. If the 21% U.S. federal corporate statutory tax rate following the enactment of the Tax Act was applied to ROIC for all historic periods, the company estimates that ROIC would have been 10.8% and 10.0% for the 12 months ended March 31, 2018 and 2017, respectively.
Share Repurchase Program
In the fourth quarter of 2017, the company resumed its pre-existing $1 billion program to repurchase shares of its common stock (the “Program”). The Program commenced in November 2015 and was paused in October 2016 as the company evaluated potential acquisition opportunities. As of March 31, 2018, the company had completed $832 million of repurchases under the Program, which the Company intends to complete by mid-2018.
On April 17, 2018, the company's Board of Directors authorized a new $1.25 billion share repurchase program which will commence upon completion of the Program discussed above. The company intends to complete the new share repurchase program by the end of 2019.
Conference Call
United Rentals will hold a conference call tomorrow, Thursday, April 19, 2018, at 11:00 a.m. Eastern Time. The conference call number is 855-458-4217 (international: 574-990-3618). The conference call will also be available live by audio webcast at unitedrentals.com, where it will be archived until the next earnings call. The replay number for the call is 404-537-3406, passcode is 7092247.

Non-GAAP Measures
Free cash flow, earnings before interest, taxes, depreciation and amortization (EBITDA), adjusted EBITDA, and adjusted earnings per share (adjusted EPS) are non-GAAP financial measures as defined under the rules of the SEC. Free cash flow represents net cash provided by operating activities less purchases of, and plus proceeds from, equipment. The equipment purchases and proceeds represent cash flows from investing activities. EBITDA represents the sum of net income, provision for income taxes, interest expense, net, depreciation of rental equipment and non-rental depreciation and amortization. Adjusted EBITDA represents EBITDA plus the sum of the merger related costs, restructuring charge, stock compensation expense, net, and the impact of the fair value mark-up of acquired fleet. Adjusted EPS represents EPS plus the sum of the merger related costs, restructuring charge, the impact on depreciation related to acquired fleet and property and equipment, the impact of the fair value mark-up of acquired fleet and merger related intangible asset amortization. The company believes that: (i) free cash flow provides useful additional information concerning cash flow available to meet future debt service obligations and working capital requirements; (ii) EBITDA and adjusted EBITDA provide useful information about operating performance and period-over-period growth, and help investors gain an understanding of the factors and trends affecting our ongoing cash earnings, from which capital investments are made and debt is serviced; and (iii) adjusted EPS provides useful information concerning future profitability. However, none of these measures should be considered as alternatives to net income, cash flows from operating activities or earnings per share under GAAP as indicators of operating performance or liquidity.
Information reconciling forward-looking adjusted EBITDA to GAAP financial measures is unavailable to the company without unreasonable effort. The company is not able to provide reconciliations of adjusted EBITDA to GAAP financial measures because certain items required for such reconciliations are outside of the company’s control and/or cannot be reasonably predicted, such as the provision for income taxes. Preparation of such reconciliations would require a forward-looking balance sheet, statement of income and statement of cash flow, prepared in accordance with GAAP, and such forward-looking financial statements are unavailable to the company without unreasonable effort. The company provides a range for its adjusted EBITDA forecast that it believes will be achieved, however it cannot accurately predict all the components of the adjusted EBITDA calculation. The company provides an adjusted EBITDA forecast because it believes that adjusted EBITDA, when viewed with the company’s results under GAAP, provides useful information for the reasons noted above. However, adjusted EBITDA is not a measure of financial performance or liquidity under GAAP and, accordingly, should not be considered as an alternative to net income or cash flow from operating activities as an indicator of operating performance or liquidity.

About United Rentals

United Rentals, Inc. is the largest equipment rental company in the world. The company has an integrated network of 1,002 rental locations in 49 states and every Canadian province. The company’s approximately 15,000 employees serve construction and industrial customers, utilities, municipalities, homeowners and others. The company offers approximately 3,400 classes of equipment for rent with a total original cost of $11.39 billion. United Rentals is a member of the Standard & Poor’s 500 Index, the Barron’s 400 Index and the Russell 3000 Index® and is headquartered in Stamford, Conn. Additional information about United Rentals is available at unitedrentals.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, known as the PSLRA. These statements can generally be identified by the use of forward-looking terminology such as “believe,” “expect,” “may,” “will,” “should,” “seek,” “on-track,” “plan,” “project,” “forecast,” “intend” or “anticipate,” or the negative thereof or comparable terminology, or by discussions of vision, strategy or outlook. These statements are based on current plans, estimates and projections, and, therefore, you should not place undue reliance on them. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. Factors that could cause actual results to differ materially from those projected include, but are not limited to, the following: (1) the challenges associated with past or future acquisitions, including NES and Neff, such as undiscovered liabilities, costs, integration issues and/or the inability to achieve the cost and revenue synergies expected; (2) a slowdown in North American construction and industrial activities, which could reduce our revenues and profitability; (3) our significant indebtedness, which requires us to use a substantial portion of our cash flow for debt service and can constrain our flexibility in responding to unanticipated or adverse business conditions; (4) the inability to refinance our indebtedness at terms that are favorable to us, or at all; (5) the incurrence of additional debt, which could exacerbate the risks associated with our current level of indebtedness; (6) noncompliance with covenants in our debt agreements, which could result in termination of our credit facilities and acceleration of outstanding borrowings; (7) restrictive covenants and amount of borrowings permitted under our debt agreements, which could limit our financial and operational flexibility; (8) an overcapacity of fleet in the equipment rental industry; (9) a decrease in levels of infrastructure spending, including lower than expected government funding for construction projects; (10) fluctuations in the price of our common stock and inability to complete stock repurchases in the time frame and/or on the terms anticipated; (11) our rates and time utilization being less than anticipated; (12) our inability to manage credit risk adequately or to collect on contracts with customers; (13) our inability to access the capital that our business or growth plans may require; (14) the incurrence of impairment charges; (15) trends in oil and natural gas could adversely affect demand for our services and products; (16) our dependence on distributions from subsidiaries as a result of our holding company structure and the fact that such distributions could be limited by contractual or legal restrictions; (17) an increase in our loss reserves to address business operations or other claims and any claims that exceed our established levels of reserves; (18) the incurrence of additional costs and expenses (including indemnification obligations) in connection with litigation, regulatory or investigatory matters; (19) the outcome or other potential consequences of litigation and other claims and regulatory matters relating to our business, including certain claims that our insurance may not cover; (20) the effect that certain provisions in our charter and certain debt agreements and our significant indebtedness may have of making more difficult or otherwise discouraging, delaying or deterring a takeover or other change of control of us; (21) management turnover and inability to attract and retain key personnel; (22) our costs being more than anticipated and/or the inability to realize expected savings in the amounts or time frames planned; (23) our dependence on key suppliers to obtain equipment and other supplies for our business on acceptable terms; (24) our inability to sell our new or used fleet in the amounts, or at the prices, we expect; (25) competition from existing and new competitors; (26) security breaches, cybersecurity attacks and other significant disruptions in our information technology systems; (27) the costs of complying with environmental, safety and foreign laws and regulations, as well as other risks associated with non-U.S. operations, including currency exchange risk; (28) labor difficulties and labor-based legislation affecting our labor relations and operations generally; (29) increases in our maintenance and replacement costs and/or decreases in the residual value of our equipment; and (30) the effect of changes in tax law, such as the effect of the Tax Cuts and Jobs Act that was enacted on December 22, 2017. For a more complete description of these and other possible risks and uncertainties, please refer to our Annual Report on Form 10-K for the year ended December 31, 2017, as well as to our subsequent filings with the SEC. The forward-looking statements contained herein speak only as of the date hereof, and we make no commitment to update or publicly release any revisions to forward-looking statements in order to reflect new information or subsequent events, circumstances or changes in expectations.

# # #

Contact:
Ted Grace
(203) 618-7122
Cell: (203) 399-8951
tgrace@ur.com

UNITED RENTALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(In millions, except per share amounts)

	Three Months Ended
	March 31,
	2018	2017
Revenues:
Equipment rentals	$1,459	$1,166
Sales of rental equipment	181	106
Sales of new equipment	42	39
Contractor supplies sales	18	18
Service and other revenues	34	27
Total revenues	1,734	1,356
Cost of revenues:
Cost of equipment rentals, excluding depreciation	592	474
Depreciation of rental equipment	322	248
Cost of rental equipment sales	107	60
Cost of new equipment sales	37	34
Cost of contractor supplies sales	12	13
Cost of service and other revenues	18	13
Total cost of revenues	1,088	842
Gross profit	646	514
Selling, general and administrative expenses	232	193
Merger related costs	1	2
Restructuring charge	2	—
Non-rental depreciation and amortization	71	62
Operating income	340	257
Interest expense, net	109	94
Other (income) expense, net	(1)	2
Income before provision for income taxes	232	161
Provision for income taxes (1)	49	52
Net income (1)	$183	$109
Diluted earnings per share (1)	$2.15	$1.27

(1)
The three months ended March 31, 2018 reflects a reduction in the U.S. federal corporate statutory tax rate from 35% to 21% following the enactment of the Tax Cuts and Jobs Act in December 2017, which contributed an estimated $0.37 to diluted earnings per share for the three months ended March 31, 2018.

UNITED RENTALS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In millions)

	March 31, 2018	December 31, 2017
ASSETS
Cash and cash equivalents	$278	$352
Accounts receivable, net	1,154	1,233
Inventory	84	75
Prepaid expenses and other assets	74	112
Total current assets	1,590	1,772
Rental equipment, net	7,678	7,824
Property and equipment, net	467	467
Goodwill	4,115	4,082
Other intangible assets, net	825	875
Other long-term assets	13	10
Total assets	$14,688	$15,030
LIABILITIES AND STOCKHOLDERS’ EQUITY
Short-term debt and current maturities of long-term debt	$726	$723
Accounts payable	513	409
Accrued expenses and other liabilities	402	536
Total current liabilities	1,641	1,668
Long-term debt	8,412	8,717
Deferred taxes	1,455	1,419
Other long-term liabilities	122	120
Total liabilities	11,630	11,924
Common stock	1	1
Additional paid-in capital	2,327	2,356
Retained earnings	3,188	3,005
Treasury stock	(2,282)	(2,105)
Accumulated other comprehensive loss	(176)	(151)
Total stockholders’ equity	3,058	3,106
Total liabilities and stockholders’ equity	$14,688	$15,030

UNITED RENTALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(In millions)

	Three Months Ended
	March 31,
	2018	2017
Cash Flows From Operating Activities:
Net income	$183	$109
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	393	310
Amortization of deferred financing costs and original issue discounts	3	2
Gain on sales of rental equipment	(74)	(46)
Gain on sales of non-rental equipment	(1)	(1)
Gain on insurance proceeds from damaged equipment	(2)	(1)
Stock compensation expense, net	19	16
Merger related costs	1	2
Restructuring charge	2	—
Increase in deferred taxes	37	10
Changes in operating assets and liabilities:
Decrease in accounts receivable	80	65
Increase in inventory	(9)	(6)
Decrease in prepaid expenses and other assets	42	9
Increase in accounts payable	103	139
(Decrease) increase in accrued expenses and other liabilities	(135)	14
Net cash provided by operating activities	642	622
Cash Flows From Investing Activities:
Purchases of rental equipment	(280)	(219)
Purchases of non-rental equipment	(33)	(22)
Proceeds from sales of rental equipment	181	106
Proceeds from sales of non-rental equipment	4	2
Insurance proceeds from damaged equipment	2	1
Purchases of other companies, net of cash acquired	(52)	—
Purchases of investments	—	(1)
Net cash used in investing activities	(178)	(133)
Cash Flows From Financing Activities:
Proceeds from debt	2,256	1,502
Payments of debt	(2,563)	(1,939)
Payments of financing costs	—	(7)
Proceeds from the exercise of common stock options	1	1
Common stock repurchased (1)	(226)	(23)
Net cash used in financing activities	(532)	(466)
Effect of foreign exchange rates	(6)	2
Net (decrease) increase in cash and cash equivalents	(74)	25
Cash and cash equivalents at beginning of period	352	312
Cash and cash equivalents at end of period	$278	$337
Supplemental disclosure of cash flow information:
Cash paid for income taxes, net	$10	$1
Cash paid for interest	153	90

UNITED RENTALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED) (continued)

(1)
As discussed above, we have an open $1 billion share repurchase program, under which we have purchased $832 million as of March 31, 2018, that we intend to complete by mid-2018. The common stock repurchases include i) shares repurchased pursuant to the $1 billion share repurchase program and ii) shares withheld to satisfy tax withholding obligations upon the vesting of restricted stock unit awards. As discussed above, in April 2018, our Board of Directors authorized a new $1.25 billion share repurchase program which will commence upon completion of the open $1 billion program. We intend to complete the new program by the end of 2019.

UNITED RENTALS, INC.
SEGMENT PERFORMANCE
($ in millions)

	Three Months Ended
	March 31,
	2018	2017	Change
General Rentals
Reportable segment equipment rentals revenue	$1,201	$977	22.9%
Reportable segment equipment rentals gross profit	426	360	18.3%
Reportable segment equipment rentals gross margin	35.5%	36.8%	(130) bps
Trench, Power and Pump
Reportable segment equipment rentals revenue	$258	$189	36.5%
Reportable segment equipment rentals gross profit	119	84	41.7%
Reportable segment equipment rentals gross margin	46.1%	44.4%	170 bps
Total United Rentals
Total equipment rentals revenue	$1,459	$1,166	25.1%
Total equipment rentals gross profit	545	444	22.7%
Total equipment rentals gross margin	37.4%	38.1%	(70) bps

UNITED RENTALS, INC.
DILUTED EARNINGS PER SHARE CALCULATION
(In millions, except per share data)

	Three Months Ended
	March 31,
	2018	2017
Numerator:
Net income available to common stockholders (1)	$183	$109
Denominator:
Denominator for basic earnings per share—weighted-average common shares	84.3	84.5
Effect of dilutive securities:
Employee stock options	0.4	0.4
Restricted stock units	0.5	0.5
Denominator for diluted earnings per share—adjusted weighted-average common shares	85.2	85.4
Diluted earnings per share (1)	$2.15	$1.27

(1)
The three months ended March 31, 2018 reflects a reduction in the U.S. federal corporate statutory tax rate from 35% to 21% following the enactment of the Tax Cuts and Jobs Act in December 2017, which contributed an estimated $0.37 to diluted earnings per share for the three months ended March 31, 2018.

UNITED RENTALS, INC.
ADJUSTED EARNINGS PER SHARE GAAP RECONCILIATION

We define “earnings per share – adjusted” as the sum of earnings per share – GAAP, as reported plus the impact of the following special items: merger related costs, merger related intangible asset amortization, impact on depreciation related to acquired fleet and property and equipment, impact of the fair value mark-up of acquired fleet and restructuring charge. Management believes that earnings per share - adjusted provides useful information concerning future profitability. However, earnings per share - adjusted is not a measure of financial performance under GAAP. Accordingly, earnings per share - adjusted should not be considered an alternative to GAAP earnings per share. The table below provides a reconciliation between earnings per share – GAAP, as reported, and earnings per share – adjusted.

	Three Months Ended
	March 31,
	2018	2017
Earnings per share - GAAP, as reported (1)	$2.15	$1.27
After-tax impact of:
Merger related costs (2)	0.01	0.02
Merger related intangible asset amortization (3)	0.39	0.28
Impact on depreciation related to acquired fleet and property and equipment (4)	0.09	—
Impact of the fair value mark-up of acquired fleet (5)	0.21	0.06
Restructuring charge (6)	0.02	—
Earnings per share - adjusted (1)	$2.87	$1.63
Tax rate applied to above adjustments (1)	25.3%	38.5%

(1)
The three months ended March 31, 2018 reflects a reduction in the U.S. federal corporate statutory tax rate from 35% to 21% following the enactment of the Tax Cuts and Jobs Act in December 2017, which contributed an estimated $0.37 to earnings per share-GAAP, and $0.50 to earnings per share-adjusted, for the three months ended March 31, 2018. The tax rates applied to the adjustments reflect the statutory rates in the applicable entities.

(2)
Reflects transaction costs associated with the NES and Neff acquisitions discussed above. We have made a number of acquisitions in the past and may continue to make acquisitions in the future. Merger related costs only include costs associated with major acquisitions that significantly impact our operations. The historic acquisitions that have included merger related costs are RSC, which had annual revenues of approximately $1.5 billion prior to the acquisition, and National Pump, which had annual revenues of over $200 million prior to the acquisition. NES had annual revenues of approximately $369 million, and Neff had annual revenues of approximately $413 million.

(3)	Reflects the amortization of the intangible assets acquired in the RSC, National Pump, NES and Neff acquisitions.

(4)
Reflects the impact of extending the useful lives of equipment acquired in the RSC, NES and Neff acquisitions, net of the impact of additional depreciation associated with the fair value mark-up of such equipment.

(5)	Reflects additional costs recorded in cost of rental equipment sales associated with the fair value mark-up of rental equipment acquired in the RSC, NES and Neff acquisitions and subsequently sold.

(6)
Primarily reflects severance and branch closure charges associated with our closed restructuring programs and our current restructuring program. We only include such costs that are part of a restructuring program as restructuring charges. Since the first such restructuring program was initiated in 2008, we have completed three restructuring programs. We have cumulatively incurred total restructuring charges of $286 million under our restructuring programs.

UNITED RENTALS, INC.
EBITDA AND ADJUSTED EBITDA GAAP RECONCILIATIONS
(In millions)

EBITDA represents the sum of net income, provision for income taxes, interest expense, net, depreciation of rental equipment, and non-rental depreciation and amortization. Adjusted EBITDA represents EBITDA plus the sum of the merger related costs, restructuring charge, stock compensation expense, net, and the impact of the fair value mark-up of acquired fleet. These items are excluded from adjusted EBITDA internally when evaluating our operating performance and for strategic planning and forecasting purposes, and allow investors to make a more meaningful comparison between our core business operating results over different periods of time, as well as with those of other similar companies. The EBITDA and adjusted EBITDA margins represent EBITDA or adjusted EBITDA divided by total revenue. Management believes that EBITDA and adjusted EBITDA, when viewed with the Company’s results under GAAP and the accompanying reconciliation, provide useful information about operating performance and period-over-period growth, and provide additional information that is useful for evaluating the operating performance of our core business without regard to potential distortions. Additionally, management believes that EBITDA and adjusted EBITDA help investors gain an understanding of the factors and trends affecting our ongoing cash earnings, from which capital investments are made and debt is serviced.

The table below provides a reconciliation between net income and EBITDA and adjusted EBITDA.

	Three Months Ended
	March 31,
	2018	2017
Net income	$183	$109
Provision for income taxes	49	52
Interest expense, net	109	94
Depreciation of rental equipment	322	248
Non-rental depreciation and amortization	71	62
EBITDA (A)	$734	$565
Merger related costs (1)	1	2
Restructuring charge (2)	2	—
Stock compensation expense, net (3)	19	16
Impact of the fair value mark-up of acquired fleet (4)	24	8
Adjusted EBITDA (B)	$780	$591

A) Our EBITDA margin was 42.3% and 41.7% for the three months ended March 31, 2018 and 2017, respectively.
B) Our adjusted EBITDA margin was 45.0% and 43.6% for the three months ended March 31, 2018 and 2017, respectively.

(1)
Reflects transaction costs associated with the NES and Neff acquisitions discussed above. We have made a number of acquisitions in the past and may continue to make acquisitions in the future. Merger related costs only include costs associated with major acquisitions that significantly impact our operations. The historic acquisitions that have included merger related costs are RSC, which had annual revenues of approximately $1.5 billion prior to the acquisition, and National Pump, which had annual revenues of over $200 million prior to the acquisition. NES had annual revenues of approximately $369 million, and Neff had annual revenues of approximately $413 million.

(2)
Primarily reflects severance and branch closure charges associated with our closed restructuring programs and our current restructuring program. We only include such costs that are part of a restructuring program as restructuring charges. Since the first such restructuring program was initiated in 2008, we have completed three restructuring programs. We have cumulatively incurred total restructuring charges of $286 million under our restructuring programs.

(3)	Represents non-cash, share-based payments associated with the granting of equity instruments.

(4)	Reflects additional costs recorded in cost of rental equipment sales associated with the fair value mark-up of rental equipment acquired in the RSC, NES and Neff acquisitions and subsequently sold.

UNITED RENTALS, INC.
EBITDA AND ADJUSTED EBITDA GAAP RECONCILIATIONS (continued)
(In millions)

The table below provides a reconciliation between net cash provided by operating activities and EBITDA and adjusted EBITDA.

	Three Months Ended
	March 31,
	2018	2017
Net cash provided by operating activities	$642	$622
Adjustments for items included in net cash provided by operating activities but excluded from the calculation of EBITDA:
Amortization of deferred financing costs and original issue discounts	(3)	(2)
Gain on sales of rental equipment	74	46
Gain on sales of non-rental equipment	1	1
Gain on insurance proceeds from damaged equipment	2	1
Merger related costs (1)	(1)	(2)
Restructuring charge (2)	(2)	—
Stock compensation expense, net (3)	(19)	(16)
Changes in assets and liabilities	(123)	(176)
Cash paid for interest	153	90
Cash paid for income taxes, net	10	1
EBITDA	$734	$565
Add back:
Merger related costs (1)	1	2
Restructuring charge (2)	2	—
Stock compensation expense, net (3)	19	16
Impact of the fair value mark-up of acquired fleet (4)	24	8
Adjusted EBITDA	$780	$591

(1)
Reflects transaction costs associated with the NES and Neff acquisitions discussed above. We have made a number of acquisitions in the past and may continue to make acquisitions in the future. Merger related costs only include costs associated with major acquisitions that significantly impact our operations. The historic acquisitions that have included merger related costs are RSC, which had annual revenues of approximately $1.5 billion prior to the acquisition, and National Pump, which had annual revenues of over $200 million prior to the acquisition. NES had annual revenues of approximately $369 million, and Neff had annual revenues of approximately $413 million.

(2)
Primarily reflects severance and branch closure charges associated with our closed restructuring programs and our current restructuring program. We only include such costs that are part of a restructuring program as restructuring charges. Since the first such restructuring program was initiated in 2008, we have completed three restructuring programs. We have cumulatively incurred total restructuring charges of $286 million under our restructuring programs.

(3)	Represents non-cash, share-based payments associated with the granting of equity instruments.

(4)	Reflects additional costs recorded in cost of rental equipment sales associated with the fair value mark-up of rental equipment acquired in the RSC, NES and Neff acquisitions and subsequently sold.

UNITED RENTALS, INC.
FREE CASH FLOW GAAP RECONCILIATION
(In millions)

We define “free cash flow” as net cash provided by operating activities less purchases of, and plus proceeds from, equipment. The equipment purchases and proceeds are included in cash flows from investing activities. Management believes that free cash flow provides useful additional information concerning cash flow available to meet future debt service obligations and working capital requirements. However, free cash flow is not a measure of financial performance or liquidity under GAAP. Accordingly, free cash flow should not be considered an alternative to net income or cash flow from operating activities as an indicator of operating performance or liquidity. The table below provides a reconciliation between net cash provided by operating activities and free cash flow.

	Three Months Ended
	March 31,
	2018	2017
Net cash provided by operating activities	$642	$622
Purchases of rental equipment	(280)	(219)
Purchases of non-rental equipment	(33)	(22)
Proceeds from sales of rental equipment	181	106
Proceeds from sales of non-rental equipment	4	2
Insurance proceeds from damaged equipment	2	1
Free cash flow (1)	$516	$490

(1)	Free cash flow included aggregate merger and restructuring related payments of $10 million and $2 million for the three months ended March 31, 2018 and 2017, respectively.

The table below provides a reconciliation between 2018 forecasted net cash provided by operating activities and free cash flow.

Net cash provided by operating activities	$2,625- $2,825
Purchases of rental equipment	$(1,800)-$(1,950)
Proceeds from sales of rental equipment	$550-$650
Purchases of non-rental equipment, net of proceeds from sales and insurance proceeds from damaged equipment	$(75)-$(125)
Free cash flow (excluding the impact of merger and restructuring related payments)	$1,300- $1,400